EXHIBIT 99

Contacts:
Elizabeth Castro (Media)
(312) 240-4567

130 E. Randolph Dr. - Chicago, IL 60601	Jim Chiti (Investor Relations)
(312) 240-4730

For Immediate Release
September 9, 2005

Peoples Energy Begins Collaborative Process to Culminate in a Rate Filing;
Its Utilities Have Not Increased Delivery Rates in More than a Decade

CHICAGO -- Today it was announced that Peoples Energy's utility units, Peoples Gas and North Shore Gas, are beginning a collaborative effort in a process that will result in the filing of rate proposals with the Illinois Commerce Commission (ICC) this winter. The company said despite increased costs of doing business and decreasing deliveries of natural gas due to conservation, the utility companies have not increased their delivery rates in more than 10 years. However, returns on investment have been eroding and rate relief is needed to ensure financial health for the long term. The utilities are allowed to earn approximately a 9% return on investment but have recently experienced returns of 5-7%.

Peoples Energy anticipates the rate filings will request an increase of $80 to $100 million for Peoples Gas and of $12 to $15 million for North Shore, which is approximately 5% of revenues. Impacts on customer's bills will be determined over the next several months as the utilities prepare their rate proposals which are expected to be filed by January 2006. The normal rate case process at the ICC usually requires about 11 months. Any rate increase would not impact customer's bills until winter 2007.

For Peoples Gas, the delivery charge typically makes up just 20% of customers' bills. The remainder of the bill is made up of the gas commodity (70%), which is passed on to consumers without a markup and revenue taxes (10%) which are imposed by the State and local government. The company works to mitigate the effects of market volatility to consumers from the gas commodity through a comprehensive gas purchasing strategy that includes hedging and storage.

Over the past 10 years, Peoples Gas - which serves 831,000 customers in the City of Chicago - has invested $780 million in its infrastructure to ensure the safe and reliable delivery of natural gas service through ongoing investment in its 4,000 mile delivery network, meters and equipment. North Shore Gas - which serves 155,000 customers in 54 communities in Lake County, Illinois has invested more than $100 million in its systems over the same period.

"These investments are essential to maintaining our 150 year history of delivering safe and reliable service to our customers," said Desiree Rogers, President, Peoples Gas and North Shore Gas. "While the companies have worked diligently over the last several years to avoid seeking a rate increase, we must take steps to ensure our continued ability to maintain the quality of service that our customers expect and deserve."

In an effort to contain costs and avoid increasing delivery rates, the company has implemented technology improvements to achieve efficiencies. Additionally, there has been a 33% reduction in its workforce over the past 10 years. Just last year, over 100 management jobs were eliminated through a comprehensive corporate restructuring that resulted in $18 million in cost reductions. At the same time, the company's commitment to safe and reliable service has been unwavering.

In addition to the increased costs, Peoples Gas has experienced lower consumption by its customers. Since 1995, the average use of a residential heating customer has dropped nearly 20%. At the same time, the number of commercial and industrial customers has declined 8% and the related consumption is down over 20%. The resulting revenue decline makes it increasingly difficult to recover the costs of providing service through current rates.

As it prepares to seek rate relief, the utilities recognize the effects that the volatility of the natural gas market has had on consumers. This is one of the reasons the utilities are taking the unprecedented step of appealing to stakeholders months before actually filing for a rate increase to work together on innovative approaches. "Through collaboration, we hope to create a better long-term rate structure for consumers in this State," said Rogers. "We will bring forth ideas that are working in other states like weather normalization, conservation programs and enhancements to the residential choice program to design mechanisms that benefit consumers while allowing the utilities to recover the fair and equitable costs of doing business," she said.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services and Retail Energy Services. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

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Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution business; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.